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                                               Complete Business Solutions, Inc.
                                               32605 W. Twelve Mile Rd.
                                               Suite 250
                                               Farmington Hills, MI  48334

                                               Nasdaq:  CBSI


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AT THE COMPANY:                                  AT FRB CHICAGO:               EMAIL ADDRESS:

Tim Manney            Gail Lutey                 Jim Ketelsen--General Info    jketelse@frb.bsmg.com
EVP Finance and       Investor/Public Relations  Margaret Huebner--Analysts    mhuebner@frb.bsmg.com
Administration        (248) 848-2217             Christopher Dever - Media     cdever@frb.bsmg.com
(248) 848-2203        email: glutey@cbsinc.com   (312) 266-7800
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FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 24, 1999

                        COMPLETE BUSINESS SOLUTIONS, INC.
                         ANNOUNCES STOCK REPURCHASE PLAN

FARMINGTON HILLS, MI, AUGUST 24, 1999 -- Complete Business Solutions, Inc. (Nasdaq: CBSI), announced today that its Board of Directors has authorized the Company to repurchase up to 2,000,000 shares of its Common Stock. The Common Stock may be purchased by the Company from time to time in open market or privately negotiated transactions. The repurchase program is expected to be completed within the next 24 months.

The extent to which the Company repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations. Any repurchased shares are expected to be used under stock option and employee benefit plans and for other general corporate purposes.

CBSI is a worldwide provider of information technology ("IT") services to large and mid-size organizations. The Company offers its customers a broad range of IT services, from advising customers on strategic technology plans to developing and implementing appropriate IT applications solutions. CBSI offers custom-tailored solutions based on an assessment of each client's needs. The Company's services include: emerging technology solutions; consulting; large systems applications development and maintenance; packaged software implementation, such as ERP; year 2000 conversion and testing services and contract programming services.

   FOR MORE INFORMATION ON CBSI, VISIT THE COMPANY'S WEBSITE AT WWW.CBSINC.COM
               OR DIAL 1-800-PRO-INFO AND ENTER THE TICKER "CBSI".